☐NEWS☐

FOR RELEASE: Thursday, October 6, 2005

CONTACT:
Brad Long / Investor Relations	Bevo Beaven, Vice President/GM
Galaxy Energy	Bill Conboy, Senior Account Executive
(360) 945-0395	CTA Public Relations, Inc.
(800) 574-4294	(303) 665-4200

Galaxy Energy Corporation Provides Update for Piceance Basin Project

Drilling program to commence by mid-November; interest acquired in currently producing well

Denver, Colo. – October 6, 2005 – Galaxy Energy Corporation, (OTC Bulletin Board: GAXI) today provided an operations update for its Piceance Basin natural gas development project. The Piceance Basin project is the latest addition to the Company’s portfolio of unconventional gas projects in the Rocky Mountains, Romania and Germany.

Acreage added and working interest adjusted

Galaxy, though its wholly owned subsidiary Dolphin Energy, and Exxel Energy Corp., its partner in the project, have accumulated over 5,000 undeveloped acres since March 2005 at a cost of $14.5 million, which was shared about equally.

The two companies have recently agreed to adjust their interests in the project to reflect their original intent giving Galaxy a 25% working interest and Exxel the remaining 75% working interest. As a result of the amendment, funds contributed by the parties can now be employed for both acreage acquisition and operations. In addition, Dolphin’s initial contribution is capped at the US$7,000,000 already contributed to the project by Dolphin, and Exxel is committed to an initial contribution of US$21,000,000. Exxel has to date contributed US$12,000,000 to the project and the project escrow account, and is required to contribute the balance of US$9,000,000 as costs are incurred. To bring capital contributions in line with this working interest arrangement, Exxel and the project escrow account will fund 100% of the next $14.0 million of expenditures for land, drilling, completion and connection costs. Operatorship has been revised under the amended agreement, with Exxel being designated operator, but with Dolphin undertaking operations as contract sub-operator.

Drilling to begin in November

Surveying, permitting, and access & drilling location preparations are underway for the drilling of Galaxy’s first operated well in the Piceance Basin, which will be located in Garfield County, Colorado. Drilling of the first well is expected to commence by the middle of November 2005 and it will be followed with a continuous drilling program at additional locations on the leasehold.

Producing well acquired

In conjunction with its ongoing leasing program, Galaxy has completed acquisition of a 25% undivided interest in an oil & gas lease covering 187 acres in Garfield County, Colorado, a portion of which is located within a 320 acre proration unit for Williams Fork formation gas production from the Clough RWF 14-13 well.

The Clough well is operated by Williams Production RMT Company and has been on production since December 2004, with cumulative gas production of approximately 158 million cubic feet through July 2005. Current production from this well is approximately 15 million cubic feet per month. Galaxy has a working interest in the well of about 5.6%, effective with first production and thus will now begin to receive first production revenues from its Piceance Basin oil & gas properties.

Galaxy Energy Corporation is an oil and gas exploration and production company focusing on acquiring and developing coalbed methane and other unconventional natural gas properties in Wyoming, Montana, Colorado and other areas that are prospective for natural gas.

This press release consists of forward-looking statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and actual results could differ materially from those indicated by such forward looking statements. The Company assumes no obligation to update the information contained in this press release, whether as a result of new information, future events or otherwise. Please refer to the company's filings with the United States Securities and Exchange Commission for discussions of risks and uncertainties found in Forms 10-KSB (annual report), 10-QSB (quarterly report) and other filings.

Additional information may be found at the Galaxy Energy Corporation Web site, www.galaxyenergy.com, or by calling Brad Long, Investor Relations/Galaxy Energy at (800) 574-4294, Bevo Beaven or Bill Conboy at CTA Public Relations at (303) 665-4200, or Tina Cameron, Renmark Financial Communications at (514) 939-3989.

###